Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2015.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
Sibintertelecom	Consolidated	100.0%	Russia
Russian Telephone Company	Consolidated	100.0%	Russia
Dega Retail Holding Limited	Consolidated	100.0%	British Virgin Islands
Sputnikovoe TV	Consolidated	100.0%	Russia
NVision Group Companies	Consolidated	100.0%	Russia/Ukraine/Czech Republic/Uzbekistan/Kazachstan/ Pakistan/Cyprus
MTS Bermuda(1)	Consolidated	100.0%	Bermuda
MTS Ukraine	Consolidated	100.0%	Ukraine
MTS Turkmenistan	Consolidated	100.0%	Turkmenistan
Stream LLC	Consolidated	100.0%	Russia
Metro-Telecom	Consolidated	95.0%	Russia

MGTS	Consolidated	94.7%	Russia
MTS International Funding(2)	Consolidated	SE	Ireland
K-Telecom	Consolidated	80.0%	Armenia
Navigation Information Systems Group	Consolidated	77.7%	Russia
UMS	Consolidated	50.01%	Uzbekistan
MTS Belarus	Equity	49.0%	Belarus
MTS Bank	Equity	27.0%	Russia
Zifrovoe TV	Equity	20.0%	Russia
OZON	Equity	10.8%	Cyprus

(1)                                 A wholly owned subsidiary established to repurchase our ADSs.

(2)                                 A private limited company organized and existing under the laws of Ireland for the sole purpose of financing a loan to MTS. The company is a structured entity of the Group.

See also Note 2 to our audited consolidated financial statements.